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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Verio Inc.:


We consent to incorporation by reference in (i) the registration statements (Nos. 333-57059 and 333-59451) on Form S-8, and (ii) the registration statement (No. 333-91051) on Form S-3 of Verio Inc., of our reports, dated March 9,
2000, relating to the consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Verio Inc.




                                       KPMG LLP



Denver, Colorado
March 23, 2000